UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/31/2009

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 31, 2009, Rackspace US, Inc., a subsidiary of Rackspace Hosting, Inc. (“Rackspace”), entered into an agreement with Tarantula Ventures LLC, a subsidiary of DuPont Fabros Technology, Inc. to lease approximately 36,700 square feet of raised floor space and approximately 10,000 square feet of office and storage space in a data center facility located in the Chicago, Illinois area (the “Lease”). The leased space will be provided with a maximum critical load power of 5.633 megawatts. The Lease provides for a commencement date at the earlier of November 1, 2009 and the date on which Rackspace begins to conduct business at the site. The Lease has a term of 15 years from the commencement date and a total estimated financial obligation of approximately $140 million to $150 million over the 15 year term, inclusive of base lease payments and Rackspace's pro-rata share of operating expenses. Upon the expiration of the 15 year term, Rackspace has the option to renew the Lease for two successive five year periods. Upon renewal of the Lease, the rent can be reviewed and adjusted to market level, as set out in the Lease.

In connection with the Lease, Rackspace Hosting, Inc. has guaranteed the performance of the Lease obligations of the tenant, Rackspace US, Inc.

On August 4, 2009, Rackspace Hosting, Inc. issued a press release announcing its entry into the Lease. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please refer to the description of the guarantee of the Lease obligations disclosed in Item 1.01 above.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release of Rackspace Hosting, Inc., dated August 4, 2009, announcing its entry into a data center lease with a subsidiary of Dupont Fabros Technology, Inc.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: August 4, 2009	By:	/s/ Bruce R. Knooihuizen
Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of Rackspace Hosting, Inc., dated August 4, 2009, announcing its entry into a data center lease with a subsidiary of Dupont Fabros Technology, Inc.